UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 2, 2003

N A V I S T A R    I N T E R N A T I O N A L    C O R P O R A T I O N
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

1-9618
(Commission File No.)

36-3359573
(I.R.S. Employer Identification No.)

4201 Winfield Road, P.O. Box 1488, Warrenville, Illinois     60555
        (Address of principal executive offices)                               (Zip Code)

Registrant's telephone number, including area code (630) 753-5000

ITEM 5. OTHER EVENTS

Navistar Earnings Summary for the 4th Quarter and Fiscal Year Ended

October 31, 2003

        On December 2, 2003, Navistar International Corporation (Navistar) reported earnings from continuing operations for the fourth quarter ended October 31, 2003 of $77 million equal to $1.00 per diluted common share. Included in the fourth quarter earnings was an after tax benefit of $22 million, equal to $0.28 per diluted common share resulting from adjustments to previously recorded restructuring charges. Consolidated sales and revenues for the fourth quarter of fiscal 2003 amounted $2.0 billion, approximately the same as revenues in the fourth quarter of fiscal 2002. A year ago, Navistar reported a fourth quarter loss from continuing operations of $405 million or ($6.67) per diluted common share, which included after tax restructuring and non-recurring charges of $345 million, or ($5.69) per diluted common share.

        Consolidated sales and revenues for the year ended October 31, 2003, totaled $7.3 billion, up from $6.8 billion a year earlier. The net loss for 2003 amounted to $18 million, equal to ($0.27) per diluted common share, a more than half billion dollar improvement over the net loss of $536 million, or ($8.88) per diluted common share reported in 2002.

        Navistar is forecasting United States and Canadian total truck industry retail sales volume for Class 6-8 and school buses in fiscal 2004 at 304,500 units, up 16 percent from the 263,400 units sold in fiscal 2003. Demand for heavy trucks is expected to increase 20 percent to 191,000 units, while demand for Class 6-7 medium trucks is estimated at 86,000 units, up 15 percent from the 74,900 units sold in 2003. School bus demand is forecast at 27,500 units, down 6 percent from 29,200 units in 2003. Sales of mid-range diesel engines to other original equipment manufacturers should increase 5 percent to 349,000 units. Accordingly, Navistar is forecasting earnings of approximately $2.02 per diluted common share for fiscal 2004.

Forward Looking Statements

        Statements contained in this document that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the company’s expectations, hopes, beliefs and intentions on strategies regarding the future. It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements because of a number of factors, including but not limited to general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility, and other risks detailed from time to time in Navistar’s Securities and Exchange Commission filings. Navistar assumes no obligation to update the information included in this document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAVISTAR INTERNATIONAL CORPORATION
                              Registrant

Date: December 2, 2003	/s/ Mark T. Schwetschenau
Mark T. Schwetschenau
Vice President and Controller
(Principal Accounting Officer)